EXHIBIT 23.5


                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors and Shareholders
VIALOG Corporation:

   We consent to the incorporation by reference herein of our report dated February 26, 1999, relating to the balance sheets of A Business Conference-Call, Inc. as of December 31, 1997 and 1998, and the related statements of income and retained earnings and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1999 annual report on Form 10-K/A of VIALOG Corporation, and to the reference to our firm under the heading "Experts" in the proxy statement/prospectus and registration statement on Form F-4 (No. 333-55392) which is made a part of this March 23, 2001 Form F-4 Registration Statement of Genesys S.A. filed pursuant to Rule 462(b) under the Securities Act of 1933 for the registration of its ordinary shares.

/s/ KPMG LLP

Boston, Massachusetts
March 22, 2001